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Exhibit 99.1

For Immediate Release

UGC Announces Sale of Mexican Cable Operations

Denver, Colorado—June 16, 2003: UnitedGlobalCom, Inc. ("UGC" or "the Company") (NASDAQ: UCOMA) today announced the sale of its 90.3% interest in Megapo Comunicaciones de Mexico, S.A. de C.V. ("Megapo"), the holding company for UGC's cable operations in Mexico. The transaction closed on June 12, 2002. The purchaser, a subsidiary of Cablemas S.A. de C.V., a Mexican cable company, purchased 100% of Megapo in a transaction valued at approximately $60 million, which equates to 8.8 times Megapo's 2002 EBITDA(1). After settlement of certain Megapo liabilities, net proceeds to UGC from the transaction were approximately $50 million. UGC was represented in the transaction by UBS Investment Bank Mexico.

About UnitedGlobalCom

UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 11 countries in Europe and numerous other markets around the world. Based on the Company's consolidated operating statistics at March 31, 2003, UGC's networks reached approximately 12.5 million homes passed and 8.9 million total RGUs, including over 7.4 million video subscribers, 695,600 voice subscribers, and 791,200 high speed Internet subscribers.

UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading pay-TV provider in Australia.

Megapo Supplemental Reconciliation of Non-GAAP Measure to GAAP Measure:

Year Ended December 31, 2002
(USD, in thousands)
EBITDA	$6,825
Depreciation and amortization	(4,607)

Operating income (loss)	$2,217

Please see the Company's SEC filings for additional information. These filings can be found either on UGC's website at www.unitedglobal.com or the SEC's website at www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

For further information contact:

  Investor/Media Relations
  Richard S. L. Abbott—Vice President, Finance
  Phone: (303) 220-6682
  Email: rabbott@unitedglobal.com

Please visit our website at www.unitedglobal.com for further information about the Company.

(1)
EBITDA is not a generally accepted accounting principle, or "GAAP", measure. EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. We reconcile EBITDA to operating income (loss), which we believe is the most directly comparable financial measure that is calculated and presented in accordance with GAAP. Investors should view EBITDA as a supplement to, and not a substitute for, GAAP measures of income.

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UGC Announces Sale of Mexican Cable Operations